UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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UST INC.

(Name of Registrant as Specified In Its Charter)

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April 21, 2006
Dear UST Stockholder:
     We recently issued the Notice of Annual Meeting of Stockholders and Proxy Statement of UST Inc. (“UST” or the “Company”) for the 2006 Annual Meeting of Stockholders to be held on May 2, 2006. Like many other companies, we have received a proposal from a stockholder (a copy of which was included in the Proxy Statement), which if presented at the Annual Meeting and adopted would urge us to take steps to declassify our Board of Directors. I wanted to communicate directly with you regarding this proposal to ensure that you fully appreciate our perspective on this matter.
     While we acknowledge that as a general policy matter there may be certain stockholders who would typically vote for this type of a proposal, we believe that UST is in a unique situation which requires special consideration.
     In particular, UST, as a company principally engaged in the sale of tobacco products, requires that the members of the Board have an in-depth knowledge of the Company’s business, operations, regulatory issues, social issues and compliance issues under the Smokeless Tobacco Master Settlement Agreement, as well as a thorough understanding of the issues unique to tobacco manufacturers, so that they are in a position to make well-informed, sound decisions. This presents special challenges to UST in finding and retaining appropriate candidates and in educating them. In light of this, we believe that a three-year term is helpful in ensuring that the Board will, at all times, consist of persons well-suited to address the tasks at hand.
     I also wanted to assure you, personally, of our commitment to excellence in corporate governance and that our views on this proposal are not, in any way, inconsistent with that commitment. We believe that maintenance of a classified board would, in fact, facilitate our Board’s ability to act in the best interest of UST and its stockholders. The quality and commitment of the members of the Board should, in our view, be what is important, and not the length of the term of office of any directors.
     As I am sure that you are aware, the Company has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.ustinc.com under the heading “Investors/Corporate Governance,” that focus on the independence and quality of the members of the Board of Directors and its effective functioning. In addition, our Board of Directors observes several corporate governance practices that provide for many of the advantages sought by the proponent, including a majority of independent directors (currently 8 of our 10 directors are independent, 6 of whom have been appointed in the last 5 years), evaluation of the Chief Executive Officer by the non-employee directors, a business code of ethics, executive sessions of non-employee directors, non-employee director access to our officers and employees and the Board of Director’s use of independent legal, financial or other expert advice. UST’s having a classified board is also consistent with practices followed by numerous other well-respected U.S. corporations, including many of the S&P 500 companies.
     As it relates to UST, a classified board structure is not designed to eliminate the possibility of a takeover, but rather to help ensure that the Board of Directors will have sufficient time to evaluate the adequacy and fairness of takeover proposals with the diligence required to consider alternatives and, if appropriate, negotiate in an effective manner to maximize stockholder value. Furthermore, I would like to point out that UST, unlike many other companies, does not have a stockholder rights plan.
     Lastly, you should take comfort in the fact that the benefits of the current classified board structure do not come at the cost of director accountability to stockholders. The Board of Directors’ interests are specifically aligned with stockholder interests through the fiduciary duty owed by them to act in the best interests of stockholders, regardless of how often they stand for election. Our directors are not insulated from this responsibility and understand that they are just as accountable to stockholders as directors who are re-elected every year.
     In short, we believe that the maintenance of the current classified board structure, given the Company’s unique status and the commitment of its directors, is consistent with good corporate governance and in the best interest of the Company and its stockholders. It is for this reason that we recommend that you vote against this proposal.
     We thank you for your continued trust and support.

Sincerely,

Vincent A. Gierer, Jr.
Chairman of the Board of Directors
and Chief Executive Officer